Exhibit 99.1

Cellectar Reports Financial Results for First Quarter 2023 and Provides a Corporate Update

FLORHAM PARK, N.J., May 4, 2023 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted treatments for cancer, today announced financial results for the first quarter ended March 31, 2023 and provided a corporate update.

First Quarter and Recent Corporate Highlights

•	Presented at both the Roth Capital Partners 35th Annual Conference on March 13, 2023, and the Oppenheimer 33rd Annual Healthcare Conference on March 14, 2023. A replay of the Oppenheimer presentation is available on the Events Page of the Company’s IR website.

“We maintained strong operational momentum in the first quarter, with our primary focus being the execution of our pivotal trial of iopofosine in Waldenstrom’s macroblobulinemia (WM). In parallel with study enrollment and anticipated conclusion, we continue to prepare for the commercial launch of iopofosine.” said James Caruso, president and CEO of Cellectar. “At the same time, we are advancing other key programs for iopofosine and are encouraged by the data observed, some of which we presented at recent scientific conferences. We remain pleased with the depth of our clinical program and collectively believe 2023 will be a very meaningful year for us as we look forward to key data announcements including topline data from our WM pivotal study.”

First Quarter 2023 Financial Highlights

•	Cash and Cash Equivalents: As of March 31, 2023, the company had cash and cash equivalents of $12.7 million, compared to $19.9 million as of December 31, 2023. Net cash used in operating activities during the three months ended March 31, 2023 was approximately $7.2 million. The company believes its cash on hand is adequate to fund budgeted operations into the fourth quarter of 2023.

•	Research and Development Expense: R&D expense for the three months ended March 31, 2023 was approximately $6.7 million, compared to approximately $3.9 million for the three months ended March 31, 2022. The overall increase in research and development expense was driven by increased clinical, manufacturing and related costs.

•	General and Administrative Expense: G&A expense for the three months ended March 31, 2023 was $2.1 million, compared to $2.3 million for the same period in 2022. The overall decrease in G&A costs was primarily driven by a decrease in professional fees, partially offset by increased personnel costs.

•	Net Loss: The net loss attributable to common stockholders for the three months ended March 31, 2023 was ($8.6) million, or ($0.76) per share, compared to ($6.1) million, or ($1.00) per share, for the three months ended March 31, 2023.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery and development of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells to deliver improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes iopofosine, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets. The company is currently investigating iopofosine in a global, open-label, pivotal expansion cohort in relapsed or refractory WM patients who have received at least two prior lines of therapy, including those who have failed or had a suboptimal response to Bruton tyrosine kinase inhibitors. The WM cohort will enroll up to 50 patients to evaluate the efficacy and safety of iopofosine for marketing approval. The company is also evaluating iopofosine in highly refractory multiple myeloma patients in its Phase 2 CLOVER-1 study and relapsed/refractory pediatric cancer patients with sarcomas or brain tumors in the Phase 1 CLOVER-2 study.

The Phase 1 pediatric study is an open-label, sequential-group, dose-escalation study to evaluate the safety and tolerability of iopofosine in children and adolescents with relapsed or refractory cancers, including malignant brain tumors, neuroblastoma, sarcomas, and lymphomas (including Hodgkin’s lymphoma). The Phase 1 study is being conducted internationally at seven leading pediatric cancer centers.

The company has established exclusivity on a broad U.S. and international intellectual property rights portfolio around its proprietary cancer-targeting PLE technology platform, including iopofosine and its PDC programs.

In addition to the company’s exclusivity to iopofosine and its phospholipid ethers conjugated to small molecules, peptides, and oligos, the company now has non-exclusive rights to the use of the phospholipid ether platform when conjugating with a chelator to bind select metal radioisotopes.

For more information, please visit www.cellectar.com and www.wmclinicaltrial.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of iopofosine, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for iopofosine, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2022. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com

+++ TABLES TO FOLLOW +++

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,682,691	$19,866,358
Prepaid expenses and other current assets	1,163,745	663,243
Total current assets	13,846,436	20,529,601
Fixed assets, net	376,084	418,641
Right-of-use asset, net	546,505	560,334
Long-term assets	63,217	75,000
Other assets	6,214	6,214
TOTAL ASSETS	$14,838,456	$21,589,790

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$6,904,545	$5,478,443
Lease liability	51,106	50,847
Total current liabilities	6,955,651	5,529,290
Long-term lease liability, net of current portion	548,344	552,981
TOTAL LIABILITIES	7,503,995	6,082,271
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value; 7,000 shares authorized; Series D preferred stock: 111 issued and outstanding as of March 31, 2023 and December 31, 2022	1,382,023	1,382,023
Common stock, $0.00001 par value; 160,000,000 shares authorized; 9,740,507 and 9,385,272 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	97	94
Additional paid-in capital	194,032,651	193,624,445
Accumulated deficit	(188,080,310)	(179,499,043)
Total stockholders’ equity	7,334,461	15,507,519
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,838,456	$21,589,790

The accompanying notes are an integral part of these condensed consolidated financial statements.

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2023	2022
COSTS AND EXPENSES:
Research and development	$6,654,094	$3,887,039
General and administrative	2,051,207	2,253,188
Total costs and expenses	8,705,301	6,140,227

LOSS FROM OPERATIONS	(8,705,301)	(6,140,227)

OTHER INCOME:
Interest income, net	124,034	430
Total other income, net	124,034	430
NET LOSS	$(8,581,267)	$(6,139,797)
BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.76)	$(1.00)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	11,261,217	6,110,125

The accompanying notes are an integral part of these condensed consolidated financial statements.